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                                                                    Exhibit 11.1




                            ATX Communications, Inc.
                       Calculation of Net Loss Per Share



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                                                                       Year Ended December 31,
                                                            -----------------------------------------------
                                                               2002             2001            2000
                                                            -----------------------------------------------

Numerator:

Loss before extraordinary item.......................       (154,238,000)     (633,413,000)    (301,241,000)
Extraordinary item...................................                 --        39,498,000               --
                                                            -----------------------------------------------
Numerator for basic and diluted
  net loss per share.................................        (154,238,000)    (593,915,000)    (301,241,000)
                                                            ===============================================

Denominator:

Weighted average shares for basic
  net loss per share.................................          29,834,000       28,599,000       28,542,000

Effect of dilutive securities:

  Employee stock options.............................           7,369,000               --               --
  Warrants...........................................             139,000               --               --
  6% Convertible Notes...............................              20,000               --               --
                                                            -----------------------------------------------
Weighted average shares for diluted
  net loss per share.................................          37,362,000       28,599,000       28,542,000
                                                            ===============================================

Basic net loss per share:

Loss before extraordinary item.......................       $       (5.17)    $     (22.15)   $      (10.55)
Extraordinary item...................................                  --             1.38               --
                                                            -----------------------------------------------
Net loss.............................................       $       (5.17)    $     (20.77)   $      (10.55)
                                                            ===============================================
Diluted net loss per share:

Loss before extraordinary item.......................       $       (4.13)    $     (22.15)   $      (10.55)
Extraordinary item...................................                  --             1.38               --
                                                            -----------------------------------------------
Net loss.............................................       $       (4.13)    $     (20.77)   $      (10.55)
                                                            ===============================================

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